Exhibit 99.7

Contacts:	Commerce Energy Group, Inc.
C. Douglas Mitchell Chief Financial Officer 714-259-2500

PondelWilkinson Inc.
Robert Jaffe/Roger Pondel 310-279-5980

Commerce Energy Consents to Foreclosure

 and Declares Dividend

COSTA MESA, CA — December 11, 2008 — Commerce Energy Group, Inc. (AMEX:EGR) announced today that the company accepted a foreclosure by its secured lenders under a procedure under the Uniform Commercial Code on all shares of Commerce Energy, Inc. (“Commerce”), our wholly-owned subsidiary, and certain other securities held by the company, in satisfaction of the company’s liabilities and obligations with respect to the company’s secured debt.  In connection therewith, the company declared a cash dividend of $0.084 per share on shares of the company’s common stock to all stockholders of record on December 11, 2008.  The company also announced today that the company redeemed all of the rights outstanding under the company’s shareholder rights agreement at a price of $0.001 per right.

AP Finance, LLC (“AP Finance”) and Commerce Gas and Electric Corp., a wholly-owned subsidiary of Universal Energy Group Ltd. (“CG&E”), the holders of the company’s secured debt, notified the company today that a default existed under certain agreements relating to the company’s secured debt.  AP Finance and CG&E, also proposed today, under Section 9-620 of the Uniform Commercial Code, as in effect in the State of New York, to accept all of the company’s stock in Commerce and certain other securities held by the company in satisfaction of the company’s liabilities and obligations with respect its secured debt pursuant to the terms and conditions of an acceptance agreement among the company, AP Finance and CG&E (the “Consensual Foreclosure”).

The company had a right not to consent to, and thereby delay, the Consensual Foreclosure.  However, the company recognized that a delay would likely not prevent a foreclosure and instead chose to accept certain inducements offered by AP Finance and CG&E by consenting to the Consensual Foreclosure and executing and delivering an acceptance agreement today.  Pursuant to the terms of the acceptance agreement, AP Finance and CG&E agreed to allow Commerce to pay a dividend to the company in the aggregate amount of $3.1 million.  As a result of the Consensual Foreclosure and the dividend to be paid by Commerce to the company, the company’s board of directors determined that the company would be able to make a distribution to its shareholders in the aggregate amount of $2,614,780, comprised of a dividend in the amount of $0.084 per share on shares of the company’s common stock and a redemption of all of the rights outstanding under the company’s shareholder rights agreement at a price of $0.001 per right.  The dividend will be payable to shareholders of record as of the close of business on December 11, 2008 and will be paid as soon as practical.

As a result of the Consensual Foreclosure, the company ceased all operations but Commerce will continue to market gas and electricity in its current markets as a subsidiary of CG&E, a wholly-owned subsidiary of Toronto Stock Exchange listed Universal Energy Group Ltd.  The company will commence proceedings to wind-up and dissolve as soon as practicable.

Effective on December 11, 2008, in connection with the Consensual Foreclosure, the company determined to initiate the withdrawal of the company’s shares from the NYSE Alternext US, previously known as the American Stock Exchange (the “Exchange”).  The company is in the process of submitting a letter to the Exchange requesting the withdrawal of its shares of common stock from the Exchange.

About Commerce Energy Group

Commerce Energy Group was a leading independent U.S. electricity and natural gas marketing company.  Its formerly-owned, principal operating subsidiary, Commerce Energy, Inc., is licensed by the Federal Energy Regulatory Commission and by state regulatory agencies as an unregulated retail marketer of natural gas and electricity and serves homeowners, commercial and industrial consumers and institutional customers.  For more information, visit www.CommerceEnergy.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, particularly those statements regarding the effects of the proposed transaction and those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions.  Forward-looking statements relating to expectations about future results or events are based upon information available to Commerce as of today’s date, and Commerce does not assume any obligations to update any of these statements.  The forward-looking statements are not guarantees of the future performance of Commerce and actual results may vary materially from the results and expectations discussed.

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